Exhibit 5.1

[COOLEY GOODWARD LETTERHEAD]

November 27, 2001

ImageWare Systems, Inc.
10883 Thornmint Road
San Diego, CA 92127

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ImageWare Systems, Inc., a California corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,000,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), issuable pursuant to its 2001 Equity Incentive Plan (the "Plan").

In connection with this opinion, we have examined the Plan, the Registration Statement and related prospectus, the Company's Amended and Restated Articles of Incorporation and Bylaws, and originals or copies, certified to our satisfaction, of such documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plan, the options granted thereunder, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ M. WAINWRIGHT FISHBURN
M. Wainwright Fishburn